Exhibit (j) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Post-Effective Amendment No. 32 to Registration Statement No. 33-36729 on Form N-1A of our report dated October 5, 2001 relating to the financial statements of Federated Municipal Securities Income Trust (comprised of the following funds: Federated California Municipal Income Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated North Carolina Municipal Income Fund, Federated Ohio Municipal Income Fund and Federated Pennsylvania Municipal Income Fund) , appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectus.




October 25, 2001